Black Hills Corp. Reports Strong First Quarter 2019 Results, Raises 2019 Earnings Guidance and Increases Capital Outlook

•	2019 earnings guidance increased to range of $3.40 to $3.60 per share

•	2020 earnings guidance reaffirmed in range of $3.50 to $3.80 per share

•	Capital investment forecast for 2019 through 2023 increased by $246 million to $2.8 billion

RAPID CITY, S.D. — May 2, 2019 — Black Hills Corp. (NYSE: BKH) today announced financial results for the first quarter of 2019. Net income from continuing operations for the first quarter of 2019 compared to the first quarter of 2018 was:

	Three Months Ended Mar. 31,
	2019		2018
(in millions, except per share amounts)	Income	EPS	Income	EPS
GAAP:
Net income from continuing operations	$103.8	$1.73	$135.3	$2.50

Non-GAAP:
Net income from continuing operations, as adjusted *	$103.8	$1.73	$88.1	$1.63
* A schedule for the GAAP to non-GAAP adjustment reconciliation is provided below.

“Our team delivered excellent operational and financial performance in the first quarter,” said Linn Evans, president and CEO of Black Hills Corp. “Our natural gas utilities benefited from earnings on significant capital investments to better serve customers. Also, our electric and natural gas utilities benefited from colder than normal weather, driving strong quarterly earnings. Adjusted earnings per share increased 6 percent over the prior year, overcoming share count dilution resulting from the November 2018 unit mandatory conversion. Given our strong first quarter performance, we are increasing both ends of our 2019 earnings guidance range by $0.05 per share.

“We advanced our initiative to consolidate our natural gas utility companies located within the same state. These consolidation efforts will make our team more efficient, reduce regulatory burden and improve our overall customer service and experience. During the quarter, we filed a consolidated rate review in Colorado and applications for legal consolidation in both Nebraska and Wyoming.

“We continued to execute our customer-focused capital plan, advancing key projects and adding $246 million of investment to our five-year forecast. Our power generation segment commenced construction on the $71 million Busch Ranch II wind farm in Colorado and our South Dakota electric utility continued construction on the final segment of its $70 million electric transmission line. Both projects are expected to be in service this fall. In addition, the regulatory approval process is underway for the Renewable Ready program and the $57 million Corriedale Wind Energy Project to serve our South Dakota and Wyoming electric utilities.

“Severe winter storms, record-breaking cold temperatures and flooding impacted states across the Midwest during the quarter, including portions of our service territory. I'm proud of how our Black Hills team responded to these extreme weather conditions. We were prepared to serve our customers and communities through the worst of these conditions to reduce the number of disruptions and shorten inevitable outages, helping affected areas recover more quickly.

“We are ready for the growing energy needs of our 1.27 million customers across eight states. We expect to invest $2.8 billion over the next five years centered on safety, reliability and enabling growth for customers and communities. As we continue to execute our customer-focused utility growth strategy, we will enhance long-term value for both customers and shareholders,” concluded Evans.

Black Hills Corp. highlights, recent regulatory filings and other updates include:

Utilities

•
On April 30, the Wyoming Public Service Commission approved Wyoming Electric’s application for a new Blockchain Interruptible Service Tariff. The utility has partnered with the economic development organization for City of Cheyenne and Laramie County to actively recruit blockchain customers to the state. This tariff is complementary to recently enacted Wyoming legislation supporting the development of blockchain within the state.

•
On March 29, Nebraska Gas filed an application with the Nebraska Public Service Commission requesting to merge its two natural gas distribution companies in the state. The two companies currently serve 292,000 natural gas utility customers.

•
On March 6, Wyoming Gas filed an application with the Wyoming Public Service Commission requesting to merge its four natural gas distribution companies in the state. The four companies currently serve 128,500 natural gas utility customers.

•
On Feb. 1, Colorado Gas filed a rate review application with the Colorado Public Utilities Commission to consolidate the rates, tariffs and services of its two existing gas distribution territories in Colorado. The rate review also requests $2.5 million in new revenue to recover investments in safety, reliability and system integrity for natural gas service to its 187,000 customers. Colorado Gas is also requesting a new rider mechanism to recover accelerated safety and integrity investments in its system. In October 2018, Black Hills received approval to consolidate its two gas utility businesses into a new company called Black Hills Colorado Gas.

•
During the first quarter, South Dakota Electric continued construction on a $70 million, 175-mile electric transmission line from Stegall, Nebraska to Rapid City, South Dakota. The 94-mile final segment of the transmission line is expected to be completed and placed in service in the fall of 2019.

•
During the first quarter, South Dakota Electric and Wyoming Electric continued the regulatory approval processes for the proposed Renewable Ready Service Tariffs and related jointly-filed certificate of public convenience and necessity for the$57 million, 40-megawatt Corriedale Wind Energy Project in Cheyenne, Wyoming. If approved, the wind project will be jointly-owned by the two electric utilities to deliver renewable energy to large commercial and industrial customers and governmental agencies. The project is planned to be constructed and placed in service in 2020.

Power Generation

•
On March 11, Black Hills Electric Generation commenced construction on the $71 million, 60-megawatt Busch Ranch II Wind Farm near Pueblo, Colorado. Through a competitive bidding process, Black Hills Electric Generation was selected to deliver renewable energy under a 25-year power purchase agreement to its Black Hills electric utility affiliate in Colorado. The wind farm is expected to be completed and in service in the fall of 2019.

Corporate

•
On April 29, Black Hills’ board of directors declared a quarterly dividend on the common stock. Shareholders of record on at the close of business on May 17, 2019, will receive $0.505 per share payable on June 1, 2019. The annual equivalent rate of $2.02 per share represents 49 consecutive years of dividend increases, the second longest in the natural gas and electric utilities industry.

•	During the first quarter, Black Hills issued 280,497 shares under its At-the-Market equity offering program for net proceeds of approximately $20 million.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding)

	Three Months Ended March 31,
	2019	2018
	(in millions)
Adjusted operating income (a) (b):

Electric Utilities	$41.0	$38.5
Gas Utilities	103.3	95.4
Power Generation	12.0	11.8
Mining	4.3	4.3
Corporate and Other	(0.5)	(1.7)
Operating income	160.1	148.3

Interest expense, net	(34.7)	(35.0)
Other income (expense), net	(0.8)	(0.1)
Income tax benefit (expense) (c)	(17.3)	25.8
Income from continuing operations	107.4	139.0
Net (loss) from discontinued operations	—	(2.3)
Net income	107.4	136.6
Net income attributable to noncontrolling interest	(3.6)	(3.6)
Net income available for common stock	$103.8	$133.0

(a)	In 2019, we changed our segment measure of profit to Adjusted operating income.

(b)
Adjusted operating income removes the impacts of capital lease accounting relating to the 20-year PPA between Black Hills Colorado IPP and Colorado Electric for the Electric Utilities and Power Generation segments and Corporate and Other. These changes had no impact on consolidated financial results.

(c)
Income tax benefit (expense) for the three months ended March 31, 2018 included a $49 million tax benefit resulting from legal entity restructuring and $2.3 million of income tax expense associated with changes in the prior estimated impact of tax reform on deferred income taxes.

	Three Months Ended March 31,
	2019	2018
Weighted average common shares outstanding (in thousands):
Basic	59,920	53,319
Diluted	60,060	54,122

Earnings per share:
Basic -
Continuing Operations	$1.73	$2.54
Discontinued Operations	—	(0.05)
Total Basic Earnings Per Share	$1.73	$2.49

Diluted -
Continuing Operations	$1.73	$2.50
Discontinued Operations	—	(0.04)
Total Diluted Earnings Per Share	$1.73	$2.46

2019 EARNINGS GUIDANCE INCREASED

Black Hills is increasing its guidance for 2019 earnings per share from continuing operations available for common stock, as adjusted (a non-GAAP measure*), to be in the range of $3.40 to $3.60 per share from $3.35 to $3.55 per share. The guidance range is based on the following assumptions:

•	Capital spending of $777 million;

•	Normal weather conditions for the remainder of the year within our utility service territories including temperatures, precipitation levels and wind conditions;

•	Normal operations and weather conditions for the remainder of the year for planned construction, maintenance and/or capital investment projects;

•	Completion of utility regulatory dockets;

•	Complete construction and place in service the Rapid City, South Dakota, to Stegall, Nebraska, electric transmission line, Busch Ranch II wind project and Natural Bridge Pipeline by year-end 2019;

•	No significant unplanned outages at any of our facilities;

•	Equity financing of $80 to $100 million during 2019 under our At-the-Market equity offering program; and

•	No significant acquisitions or divestitures.

*
Earnings per share from continuing operations, as adjusted, is defined as GAAP Earnings per share from continuing operations, adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. Examples of these types of adjustments may include unique one-time events, impairment of assets, and acquisition and disposition costs. The company is not able to provide forward-looking quantitative GAAP to non-GAAP reconciliation for the 2019 earnings guidance, as adjusted, because we do not know the unplanned or unique events that may occur.

2020 EARNINGS GUIDANCE REAFFIRMED

Black Hills is reaffirming its guidance for 2020 earnings per share available for common stock, as adjusted (a non-GAAP measure*), to be in the range of $3.50 to $3.80, based on the following assumptions:

•	Capital spending of $777 million and $582 million in 2019 and 2020, respectively;

•	Normal weather conditions within our utility service territories including temperatures, precipitation levels and wind conditions;

•	Normal operations and weather conditions for planned construction, maintenance and/or capital investment projects;

•	Completion of utility regulatory dockets;

•
Complete construction and place in service the Rapid City, South Dakota, to Stegall, Nebraska, electric transmission line, the Busch Ranch II wind project and the Natural Bridge Pipeline by year-end 2019, and the Corriedale Wind Energy Project by year-end 2020;

•	No significant unplanned outages at any of our facilities;

•	Equity financing of $80 to $100 million in 2019 and $40 to $80 million in 2020 under our At-the-Market equity offering program; and

•	No significant acquisitions or divestitures.

* The company is not able to provide a forward-looking quantitative GAAP to non-GAAP reconciliation of guidance for 2020 earnings, as adjusted, because unplanned or unique events that may occur are unknown at this time.

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EDT on Friday, May 3, 2019, to discuss our financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without Internet access can call 866-544-7741 if calling within the United States. International callers can call 724-498-4407. All callers need to enter the passcode 1069940 when prompted.

For those unable to listen to the live broadcast, a replay will be available on the company’s website.

AGA FINANCIAL FORUM ATTENDANCE

Leadership from Black Hills will present at the 2019 AGA Financial Forum at 9 a.m. EDT on Wednesday, May 22, 2019. A live webcast of the company’s presentation and accompanying slides will be available on Black Hills’ website at www.blackhillscorp.com under the Investor Relations section. A replay of the webcast will be made available at the same location following the conclusion of the webcast.

USE OF NON-GAAP FINANCIAL MEASURE

As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to non-GAAP adjustment reconciliation table below. Net income from continuing operations available for common stock, as adjusted, is defined as Net income from continuing operations, adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. The company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by unusual, non-routine, or non-recurring items.

Gross margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of depreciation and amortization from the measure. The presentation of gross margin is intended to supplement investors’ understanding of operating performance. Gross margin for our Electric Utilities is calculated as operating revenue less cost of fuel and purchased power. Gross margin for our Gas Utilities is calculated as operating revenue less cost of gas sold. Our gross margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact gross margin as a percentage of revenue, they only impact total gross margin if the costs cannot be passed through to customers. Gross margin measure may not be comparable to other companies’ gross margin measure. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended March 31,
(In millions, except per share amounts)	2019		2018
(after-tax)	Income	EPS	Income	EPS
Net income from continuing operations available for common stock (GAAP)	$103.8	$1.73	$135.3	$2.50
Adjustments:
Legal restructuring - income tax benefit	—	—	(49.5)	(0.91)
Tax reform	—	—	2.3	0.04
Total adjustments	—	—	(47.2)	(0.87)

Tax on Adjustments:
Adjustments, net of tax	—	—	(47.2)	(0.87)

Net income from continuing operations available for common stock, as adjusted (non-GAAP)	$103.8	$1.73	$88.1	$1.63

SEGMENT PERFORMANCE SUMMARY

Our segment highlights for the three months ended March 31, 2019, compared to the three months ended March 31, 2018, are discussed below.

The following segment information does not include certain intercompany eliminations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated.

Certain industries in which we operate are highly seasonal, and revenue from, and certain expenses for, such operations may fluctuate significantly between quarterly periods. Demand for electricity and natural gas is sensitive to seasonal cooling, heating and industrial load requirements. In particular, the normal peak usage season for our electric utilities is June through August while the normal peak usage season for our gas utilities is November through March. Significant earnings variances can be expected between the Gas Utilities segment’s peak and off-peak seasons. Due to this seasonal nature, our results of operations for the three and three months ended March 31, 2019 and 2018 are not necessarily indicative of the results of operations to be expected for any other period or for the entire year.

Electric Utilities

	Three Months Ended March 31,		Variance
	2019	2018	2019 vs. 2018
	(in millions)
Gross margin (non-GAAP)	$109.6	$104.8	$4.8

Operations and maintenance	47.1	45.1	2.0
Depreciation and amortization	21.5	21.2	0.3
Adjusted operating income	$41.0	$38.5	$2.5

	Three Months Ended March 31,
	2019	2018
Operating Statistics:
Retail sales - MWh	1,358,001	1,320,439
Contracted wholesale sales - MWh	223,020	237,704
Off-system sales - MWh	140,850	129,041
Total electric sales - MWh	1,721,871	1,687,184

Regulated power plant availability:
Coal-fired plants	96.2%	95.0%
Natural gas fired plants and other plants	90.7%	96.5%
Wind	96.8%	97.1%
Total availability	92.9%	96.1%

Wind capacity factor	42.6%	50.4%

First Quarter 2019 Compared with First Quarter 2018

Gross margin increased as a result of:

(in millions)
Reduction in purchased power capacity charges	$1.6
Off-system power marketing	1.3
Weather	0.6
Rider recovery	0.4
Residential customer growth	0.3
Other	0.6
Total increase in Gross margin (non-GAAP)	$4.8

Operations and maintenance increased primarily due to higher outside services expenses and higher employee costs driven by labor and benefits.

Depreciation and amortization was comparable to the same period in the prior year.

Gas Utilities

	Three Months Ended March 31,		Variance
	2019	2018	2019 vs. 2018
	(in millions)
Gross margin (non-GAAP)	$203.8	$187.7	$16.1

Operations and maintenance	77.9	70.9	7.0
Depreciation and amortization	22.5	21.3	1.2
Adjusted operating income	$103.3	$95.4	$7.9

	Three Months Ended March 31,
	2019	2018
Operating Statistics:
Total gas sales - Dth	49,011,393	45,228,975
Total transport and transmission volumes - Dth	46,316,160	44,733,475

First Quarter 2019 Compared with First Quarter 2018

Gross margin increased as a result of:

(in millions)
New rates	$8.9
Weather (a)	5.2
Customer growth - distribution	1.8
Transport and transmission	1.7
Other	0.9
Excess deferred taxes returned to customers	(2.4)
Total increase in Gross margin (non-GAAP)	$16.1

(a) Heating degree days at the Gas Utilities for the three months ended March 31, 2019 were 11% higher than normal compared to 2% higher than normal in the same period in the prior year.

Operations and maintenance increased primarily due to $3.3 million of higher outside services expenses and $2.3 million of higher employee costs driven by labor, benefits and additional headcount. Various other expenses comprise the remainder of the increase compared to the same period in the prior year.

Depreciation and amortization increased primarily due to a higher asset base driven by previous year capital expenditures.

Power Generation

	Three Months Ended March 31,		Variance
	2019	2018	2019 vs. 2018
	(in millions)
Revenue	$25.2	$23.9	$1.3

Operations and maintenance	8.7	8.1	0.6
Depreciation and amortization	4.6	4.0	0.6
Adjusted operating income	$12.0	$11.8	$0.2

	Three Months Ended March 31,
	2019	2018
Operating Statistics:
Contracted fleet power plant availability -
Coal-fired plants	94.8%	94.7%
Gas-fired plants	95.6%	99.5%
Wind	90.4%	N/A
Total availability	94.1%	98.3%

First Quarter 2019 Compared with First Quarter 2018

Revenue increased in the current year due to increased wind megawatt hours sold and higher power purchase agreement prices. Operating expenses increased in the current year due to higher employee costs and higher depreciation from new wind assets.

Mining

	Three Months Ended March 31,		Variance
	2019	2018	2019 vs. 2018
	(in millions)
Revenue	$16.4	$17.1	$(0.7)

Operations and maintenance	9.9	10.9	(1.0)
Depreciation, depletion and amortization	2.2	1.9	0.3
Adjusted operating income	$4.3	$4.3	$—

	Three Months Ended March 31,
	2019	2018
Operating Statistics:	(in thousands)
Tons of coal sold	997	1,078
Cubic yards of overburden moved	1,994	2,022

Revenue per ton	$15.87	$15.89

First Quarter 2019 Compared with First Quarter 2018

Current year revenue decreased due to 8 percent fewer tons sold driven by a planned outage at the Wyodak power plant. Operating expenses decreased primarily due to lower royalties and production taxes on decreased revenues, and lower major maintenance expenses.

Corporate and Other

Corporate and Other represents certain unallocated expenses for administrative activities and interest and taxes that support our reportable operating segments. Corporate and Other also includes business development activities that are not part of our operating segments.

	Three Months Ended March 31,
	2019	2018	Variance
	(in millions)
Adjusted operating (loss)	$(0.5)	$(1.7)	$1.2

First Quarter 2019 Compared with First Quarter 2018

The variance in Adjusted operating loss was primarily due to prior year expenses related to the oil and gas segment that were not reclassified to discontinued operations.

Consolidated Interest Expense, Other (Expense) Benefit and Income Tax (Expense) Benefit

Interest Expense, net

Interest expense, net for the three months ended March 31, 2019 was $35 million compared to $35 million for the same period in 2018.

Other (Expense) Income

Other (expense) income, net for the three months ended March 31, 2019 was $(0.8) million compared to $(0.1) million for the same period in 2018.

Income Tax (Expense) Benefit

Income tax benefit (expense), net for the three months ended March 31, 2019 was $(17) million compared to $26 million for the same period in 2018. The increase in tax expense was primarily due to:

•	A prior year $49 million tax benefit resulting from legal entity restructuring, partially offset by:

◦	A prior year $2.3 million income tax expense associated with changes in the prior estimated impact of tax reform on deferred income taxes; and

◦
A current year $3.4 million increase in income tax benefit from forecasted federal production tax credits and state investment tax credits as well as $1.8 million of income tax benefit for deferred tax amortization related to tax reform (which is offset by reduced revenue at our utilities).

ABOUT BLACK HILLS CORP.
Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.27 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. More information is available at www.blackhillscorp.com, www.blackhillscorp.com/corporateresponsibility and www.blackhillsenergy.com

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2019 and 2020 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2018 Annual Report on Form 10-K, and other reports that we file with the SEC from time to time, and the following:

•	The accuracy of our assumptions on which our earnings guidance is based;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings on periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect and the results of regulatory proceedings regarding the effects of the TCJA;

•	Our ability to complete our capital program in a cost-effective and timely manner;

•	Our ability to execute our utility jurisdiction simplification plan;

•	The impact of future governmental regulation; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

(Minor differences may result due to rounding.)

	Consolidating Income Statement
Three Months Ended March 31, 2019	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$176.9	$410.4	$2.7	$7.8	$—	$—	$597.8
Intercompany revenue	6.0	0.7	22.6	8.6	88.3	(126.2)	—
Fuel, purchased power and cost of gas sold	73.3	207.3	—	—	0.1	(31.9)	248.8
Gross margin (non-GAAP)	109.6	203.8	25.2	16.4	88.2	(94.3)	349.0

Operations and maintenance	47.1	77.9	8.7	9.9	73.3	(79.1)	137.9
Depreciation, depletion and amortization	21.5	22.5	4.6	2.2	5.5	(5.3)	51.0
Adjusted operating income (loss)	41.0	103.3	12.0	4.3	9.5	(10.0)	160.1

Interest expense, net							(35.0)
Interest income							0.3
Other income (expense), net							(0.8)
Income tax benefit (expense)							(17.3)
Income (loss) from continuing operations							107.4
(Loss) from discontinued operations, net of tax							—
Net income (loss)							107.4
Net income attributable to noncontrolling interest							(3.6)
Net income (loss) available for common stock							$103.8

	Consolidating Income Statement
Three Months Ended March 31, 2018	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$167.4	$396.9	$2.1	$9.0	$—	$—	$575.4
Intercompany revenue	6.1	0.4	21.8	8.2	91.3	(127.9)	—
Fuel, purchased power and cost of gas sold	68.7	209.7	—	—	—	(30.8)	247.6
Gross margin (non-GAAP)	104.8	187.7	23.9	17.1	91.3	(97.1)	327.8

Operations and maintenance	45.1	70.9	8.1	10.9	78.9	(83.1)	130.9
Depreciation, depletion and amortization	21.2	21.3	4.0	1.9	5.3	(5.2)	48.6
Adjusted operating income (loss)	38.5	95.4	11.8	4.3	7.0	(8.7)	148.3

Interest expense, net							(35.3)
Interest income							0.3
Other income (expense)							(0.1)
Income tax benefit (expense)							25.8
Income (loss) from continuing operations							139.0
(Loss) from discontinued operations, net of tax							(2.3)
Net income (loss)							136.6
Net income attributable to noncontrolling interest							(3.6)
Net income (loss) available for common stock							$133.0

Investor Relations:
Jerome E. Nichols
Phone	605-721-1171
Email	investorrelations@blackhillscorp.com

Media Contact:
24-hour Media Assistance	888-242-3969